Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment Agreement”) is entered by and between TILT Holdings Inc. (the “Company”) and Dana Arvidson (“Executive”) as of December 1, 2022 (“Effective Date”).  The Company and Executive are collectively referred to herein as “Parties” and individually as “Party.”

WHEREAS, Executive has been employed by the Company in the position of Chief Operating Officer, pursuant to the Executive Employment Agreement dated June 23, 2021 (“Agreement”);

AND WHEREAS, the Parties wish to amend the Agreement in accordance with Section 21 of the Agreement;

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are accepted, the Parties agree as follows:

1.

The Executive shall be employed in the reassigned position of Chief Financial Officer, commencing on the Effective Date.  The Parties now collectively desire and agree to amend and replace Section 3.1 (Position) of the Agreement with the following language:

Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer (“CFO”) of the Company.  In that position, the Executive shall have the powers, authorities, duties, and obligations of management usually vested in the office of the Chief Financial Officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties, and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Employment Term.  The Executive shall plan and direct all aspects of the Company’s operational policies, objectives, and initiatives, including but not limited to: developing strategies to attain short- and long-term financial and operational goals; directing the development of the Company to ensure future growth. The Executive shall report to the Chief Executive Officer, Gary F. Santo, Jr.

2.	The Parties now collectively desire and agree to amend and replace Section 2 (Employment Term) of the Agreement with the following language:

“Employment Term. The period during which the Executive is employed by the Company hereunder (the “Employment Term”) shall commence on December 1, 2022 and continue for a period of four (4) years (ending at the close of business on November 30, 2026) unless and until terminated in accordance with Section 6 below.  This Agreement shall terminate without further action by either party hereto, and no extension of this Agreement is valid except as memorialized in a writing signed by the Executive and the Chief Executive Officer. For the sake of clarity, if the Company or the Executive do not renew the terms of this Agreement or execute a new agreement following the expiration of the Employment Term, the Executive’s employment by the Company following the expiration of the Employment Term shall be on an at-will basis and may be terminated by the Company or by the Executive at any time, for any reason (or for no reason), with or without advance notice.”

3.	The Parties now collectively desire and agree to delete Section 6.9 (Mitigation) in its entirety from the Agreement because the language is unnecessary and does not add any material value.
4.	All other provisions of the Agreement shall remain unamended and in full force and effect.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment Agreement to be duly executed as of the Effective Date.

TILT HOLDINGS INC.

By:	/s/ Gary F. Santo, Jr.
Name:	Gary F. Santo, Jr.
Title:	Chief Executive Officer

DANA ARVIDSON

By:	/s/ Dana Arvidson